Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing Schedule 13D in respect of the Common Shares, without par value, of Li-Cycle Holdings Corp., is filed on behalf of each of the undersigned and that all subsequent amendments to this Statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Dated: September 23, 2022

GLENCORE PLC

	By:	/s/ John Burton
	Name:	John Burton
	Title:	Company Secretary

GLENCORE INTERNATIONAL AG

	By:	/s/ Peter Friedli
	Name:	Peter Friedli
	Title:	Officer

	By:	/s/ John Burton
	Name:	John Burton
	Title:	Director

GLENCORE LTD.

	By:	/s/ Cheryl Driscoll
	Name:	Cheryl Driscoll
	Title:	Secretary